                                             Filed pursuant to Rule 424(B)(2)
                                             Registration No. 333-32471

PROSPECTUS SUPPLEMENT
DECEMBER 12, 1997
(TO PROSPECTUS DATED AUGUST 14, 1997)

                                  $500,000,000

                            USA WASTE SERVICES, INC.

                   $350,000,000 6 1/2% SENIOR NOTES DUE 2002
                   $150,000,000 7 1/8% SENIOR NOTES DUE 2017

     The 6 1/2% Senior Notes due 2002 and the 7 1/8% Senior Notes due 2017 are being issued by USA Waste Services, Inc., a Delaware corporation. Interest on the 6 1/2% Senior Notes due 2002 and the 7 1/8% Senior Notes due 2017 is payable semi-annually on December 15 and June 15 of each year commencing on June 15, 1998. The 6 1/2% Senior Notes due 2002 and the 7 1/8% Senior Notes due 2017 constitute senior and unsecured obligations of the Company, ranking pari passu in right of payment with all other senior and unsecured obligations of the Company. See "Description of Notes -- General."

     The 6 1/2% Senior Notes due 2002 are not redeemable. The 7 1/8% Senior Notes due 2017 are redeemable, in whole or in part, at the option of the Company at any time and from time to time at a redemption price equal to the Make-Whole Price set forth herein. See "Description of Notes -- Redemption at the Company's Option." The 6 1/2% Senior Notes due 2002 and the 7 1/8% Senior Notes due 2017 are not subject to any sinking fund.

     The 6 1/2% Senior Notes due 2002 and the 7 1/8% Senior Notes due 2017 will each be represented by a Global Security registered in the name of the nominee of The Depository Trust Company, which will act as securities depositary. Beneficial interests in such Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants. Except as described herein, the 6 1/2% Senior Notes due 2002 and the 7 1/8% Senior Notes due 2017 will not be issued in definitive form. See "Description of Notes -- Book-Entry, Delivery and Form."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------
                                            PRICE TO               UNDERWRITING             PROCEEDS TO
                                           PUBLIC(1)               DISCOUNT(2)               COMPANY(3)
--------------------------------------------------------------------------------------------------------------
Per 6 1/2% Senior Note due 2002...          99.963%                   0.600%                  99.363%
Total.............................        $349,870,500              $2,100,000              $347,770,500
Per 7 1/8% Senior Note due 2017...          99.853%                   0.875%                  98.978%
Total.............................        $149,779,500              $1,312,500              $148,467,000
--------------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of issuance.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $300,000.

     The 6 1/2% Senior Notes due 2002 and the 7 1/8% Senior Notes due 2017 are offered by the several Underwriters when, as and if delivered to and accepted by them, subject to certain conditions, including their rights to withdraw, cancel or reject orders in whole or in part. It is expected that delivery of the 6 1/2% Senior Notes due 2002 and the 7 1/8% Senior Notes due 2017 will be made in New York, New York, on or about December 17, 1997, in book-entry form through the facilities of The Depository Trust Company against payment therefor in immediately available funds.

DONALDSON, LUFKIN & JENRETTE
         SECURITIES CORPORATION

                 MERRILL LYNCH & CO.

                                   J. P. MORGAN & CO.

                                                DEUTSCHE MORGAN GRENFELL

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE THE OFFERED SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including the Selected Consolidated Financial Data and the Consolidated Financial Statements and Notes thereto, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The "Company" and "USA Waste" refer to USA Waste Services, Inc. and its subsidiaries and predecessors, unless otherwise indicated or the context requires otherwise.

                                  THE COMPANY

     USA Waste is the third largest integrated, non-hazardous solid waste management company in North America, as measured by 1996 revenues, and serves commercial, industrial, municipal and residential customers in various locations in the United States, Canada, Puerto Rico and Mexico. The Company's solid waste management services include collection, transfer and disposal operations and, to a lesser extent, recycling and certain other waste management services. As of September 30, 1997, USA Waste owned or operated 164 landfills, 159 transfer stations and 381 collection companies and served more than 7.5 million commercial, industrial, municipal and residential customers.

     The Company believes that providing fully-integrated waste management services gives it a competitive advantage in its markets and allows for a relatively higher level of waste internalization and profitability. For the nine months ended September 30, 1997, approximately 62% of the Company's revenues were attributable to collection operations, approximately 24% was attributable to landfill operations, approximately 10% was attributable to transfer operations, and approximately 4% was attributable to recycling and other waste management services. In addition, approximately 55% of the waste collected by the Company was disposed of at the Company's landfills during such period.

     The Company operates on a decentralized basis through five geographic regions with a diversified customer base. Based on collection revenues for the nine months ended September 30, 1997, the Company's customers were approximately 40% commercial, 30% industrial and 30% municipal and residential.

     The Company's strategy includes the following key elements: (i) increasing productivity and operating efficiencies in existing and acquired operations,
(ii) increasing revenues and enhancing profitability in its existing markets through "tuck-in" acquisitions, and (iii) expanding into new markets through acquisitions. The Company seeks to become the low-cost operator in each of its markets by increasing productivity and operating efficiencies through implementation of uniform administrative systems, consolidation of collection routes, improvement of equipment utilization, and increases in employee productivity through incentive compensation and training programs. The Company regularly pursues opportunities to expand its services through the acquisition of additional solid waste management businesses and operations that can be effectively integrated with the Company's existing operations. In addition, the Company regularly pursues merger or acquisition transactions, some of which are significant, in new markets where the Company believes it can strengthen its overall competitive position as a national provider of integrated solid waste management services.

     USA Waste was incorporated under the laws of the State of Delaware in April 1995 to become the successor to USA Waste Services, Inc., an Oklahoma corporation organized in 1987. The principal executive offices of USA Waste are located at 1001 Fannin Street, Suite 4000, Houston, Texas 77002 and its telephone number is (713) 512-6200.

                              RECENT DEVELOPMENTS

     Consistent with the Company's continuing acquisition strategy, on December 9, 1997, the Company executed a definitive agreement to acquire the waste divisions of City Management Holdings Trust ("City Management"), with closing expected to occur in early 1998 subject to customary closing conditions and regulatory approvals. City Management, headquartered in Detroit, is a comprehensive provider of waste management services primarily in Michigan, with some operations in Alabama and Florida. City Management operates 12 landfills, 12 transfer stations and 20 collection companies serving over 500,000 customers. City Management's current annualized revenues are approximately $230 million.

                                  THE OFFERING

Securities Offered............   $350,000,000 aggregate principal amount of
                                 6 1/2% Senior Notes due 2002 ("2002 Notes");
                                 and $150,000,000 aggregate principal amount of 7 1/8% Senior Notes due 2017 ("2017 Notes")
                                 (collectively, the "Notes").

Maturity......................   December 15, 2002 with respect to the 2002
                                 Notes, and December 15, 2017 with respect to the 2017 Notes.

Interest Payment Dates........   December 15 and June 15 of each year,
                                 commencing June 15, 1998.

Optional Redemption...........   The 2002 Notes are not redeemable. The 2017
                                 Notes are redeemable, in whole or in part, at the option of the Company at any time and from time to time at a redemption price equal to the Make-Whole Price (as defined herein). See
                                 "Description of Notes -- Redemption at the
                                 Company's Option."

Sinking Fund..................   None.

Ranking.......................   The Notes constitute senior and unsecured
                                 obligations of the Company, ranking pari passu in right of payment with all other senior and unsecured obligations of the Company. See
                                 "Description of Notes -- General."

Covenants.....................   The indenture governing the Notes will contain
                                 covenants, including, but not limited to, covenants limiting (i) the creation of liens securing indebtedness, and (ii) sale and leaseback transactions.

Use of Proceeds...............   The net proceeds from the sale of the Notes in
                                 this offering (the "Offering") are expected to be used to repay outstanding indebtedness under the Credit Facility. Amounts repaid on the Credit Facility may be reborrowed from time to time for capital expenditures and other general corporate purposes, including possible future acquisitions. See "Use of Proceeds."

                                USE OF PROCEEDS

     The proceeds to the Company from the sale of the Notes in this Offering, after deducting underwriting discounts and commissions and estimated offering expenses, are $495.9 million.

     The net proceeds of this Offering are expected to be used to repay outstanding indebtedness under the Credit Facility. At November 30, 1997, the aggregate outstanding balance of loans and letters of credit under the Credit Facility was $1.4 billion ($455.9 million of which were letters of credit). Borrowings under the Credit Facility bear interest at a rate (currently 6.0%) equal to the Eurodollar rate plus an amount not in excess of 0.575% per annum and mature on August 7, 2002. Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., expects to receive up to $25.0 million of repayment under the Credit Facility from the proceeds of this Offering. Deutsche Bank AG New York Branch, an affiliate of Deutsche Morgan Grenfell Inc., expects to receive up to $21.2 million of repayment under the Credit Facility from the proceeds of this Offering. See "Underwriting." Amounts currently outstanding under the Credit Facility were incurred to refinance existing indebtedness and for capital expenditures and other general corporate purposes, including acquisitions. Amounts repaid on the Credit Facility may be reborrowed from time to time for capital expenditures and other general corporate purposes, including possible future acquisitions.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown:

                                                                                                     NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,                            ENDED
                                 ----------------------------------------------------------------   SEPTEMBER 30,
                                   1992          1993          1994          1995          1996         1997
                                   ----          ----          ----          ----          ----     -------------
Actual.........................    (0.1)x        1.9x          1.1x          2.4x          2.3x          3.9x

     The Company's consolidated ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings are the sum of income (loss) from continuing operations, taxes, and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, whether expensed or capitalized, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case. For the year ended December 31, 1992, earnings were insufficient to cover fixed charges (as evidenced by a less than one-to-one coverage ratio) due to certain non-recurring costs as discussed below. Additional earnings of $75.4 million were necessary for the year ended December 31, 1992 to provide a one-to-one coverage ratio.

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown on a supplemental basis excluding nonrecurring items:

                                                                                                      NINE MONTHS
                                                      YEAR ENDED DECEMBER 31,                            ENDED
                                  ----------------------------------------------------------------   SEPTEMBER 30,
                                    1992          1993          1994          1995          1996         1997
                                    ----          ----          ----          ----          ----     -------------
Supplemental....................    1.1X          1.9X          2.4X          3.2X          4.5X          5.4X

     Nonrecurring items for the nine months ended September 30, 1997 represent merger costs, primarily related to the Company's merger with United Waste Systems, Inc. ("United") in August 1997, and unusual items, primarily related to the closure of two transfer stations in Minnesota, estimated losses related to the closure and abandonment of two landfills in Massachusetts, and various other terminated projects. Nonrecurring items in 1996 represent merger costs, primarily related to mergers with Sanifill, Inc. ("Sanifill") in August 1996 and Western Waste Industries ("Western") in May 1996, and unusual items, primarily related to retirement benefits associated with Western's pre-merger retirement plan, estimated future losses related to municipal solid waste contracts in California as a result of the continuing decline in prices of recyclable materials, estimated losses related to the disposition of certain non-core business assets, project reserves related to Mexican operations, and various other terminated projects. Nonrecurring items in 1995 primarily represent merger costs related to the merger with Chambers Development Company, Inc. ("Chambers") in June 1995 and nonrecurring interest related to extension fees and other charges associated with the refinancing of Chambers' pre-merger debt. Nonrecurring items in 1994 primarily represent shareholder litigation costs incurred in connection with a settled class action of consolidated suits on similar claims alleging federal securities law violations against Chambers, certain of its officers and directors, its former auditors, and the underwriters of its securities. Nonrecurring items in 1993 were not material. Nonrecurring items in 1992 primarily represent various restructuring charges and charges to asset reserves by Western and Chambers.

                              DESCRIPTION OF NOTES

     The 2002 Notes and the 2017 Notes each constitute a series of Senior Debt Securities described in the accompanying Prospectus that will be issued under an indenture, dated as of September 10, 1997 (the "Senior Indenture"), between the Company and Texas Commerce Bank National Association, as trustee (the "Trustee"). The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Senior Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made. Capitalized terms used but not defined herein or in the accompanying Prospectus have the meanings given to them in the Senior Indenture. As used in this section, the "Company" means USA Waste Services, Inc., but not any of its Subsidiaries, unless the context otherwise requires. The following summary of the Senior Indenture and the Notes does not purport to be complete and such summary is subject to the detailed provisions of the Senior Indenture and the Notes to which reference is hereby made for a full description of such provisions.

GENERAL

     The Notes offered by this Prospectus Supplement will be limited in aggregate principal amount to $500,000,000. The Notes constitute senior and unsecured obligations of the Company, ranking pari passu in right of payment with all other senior and unsecured obligations of the Company. The Notes are not guaranteed by any subsidiaries of the Company; however, the Company's obligations under the Credit Facility are guaranteed by United and Sanifill, both wholly-owned subsidiaries of the Company.

     Substantially all of the Company's operating income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Company's debt service obligations are provided in part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company's subsidiaries, could limit the Company's ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Notes. The claims of creditors of the Company's subsidiaries (including holders of the $150.0 million aggregate principal amount of outstanding 4 1/2% Convertible Subordinated Notes due June 1, 2001 of United and $115.0 million aggregate principal amount of outstanding 5% Convertible Subordinated Debentures due March 1, 2006 of Sanifill, and the lenders under the Company's current Credit Facility) will effectively have priority with respect to the assets and earnings of such subsidiaries, over the claims of creditors of the Company, including the holders of the Notes. The Credit Facility has certain limitations on additional indebtedness that can be incurred at the subsidiary level. As of September 30, 1997, the Company's aggregate subsidiary indebtedness was approximately $602 million, including approximately $265 million of convertible subordinated notes and approximately $262 million of tax exempt bonds.

     The 2002 Notes will mature December 15, 2002 and will be limited to $350,000,000 aggregate principal amount; and the 2017 Notes will mature December 15, 2017 and will be limited to $150,000,000 aggregate principal amount. Each series of Notes will bear interest at the respective rates per annum set forth on the front cover of this Prospectus Supplement. Interest on the 2002 Notes and the 2017 Notes will be payable semiannually on December 15 and June 15 of each year, commencing June 15, 1998, to the persons in whose names such 2002 Notes and 2017 Notes are registered at the close of business on the November 30 and May 31 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. There is no sinking fund applicable to the Notes.

REDEMPTION AT THE COMPANY'S OPTION

     The 2002 Notes are not redeemable. The 2017 Notes will be redeemable at the option of the Company at any time and from time to time, in whole or in part, upon not less than 30 nor more than 60 days notice to each Holder of 2017 Notes, at a redemption price equal to the Make-Whole Price. "Make-Whole Price" means an amount equal to the greater of (i) 100% of the principal amount of such 2017 Notes and (ii) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the 2017 Notes or portions thereof called for redemption.

     "Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption, plus 0.20%.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 2017 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2017 Notes.

     "Comparable Treasury Price" means, with respect to any date of redemption,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such date of redemption, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities", or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Reference Treasury Dealer" means each of Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Deutsche Morgan Grenfell Inc. and their respective successors; provided, however, that if any of the foregoing shall not be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such date of redemption.

     The Company may purchase the Notes in the open market, by tender or otherwise. The Notes so purchased may be held, resold or surrendered to the Trustee for cancellation. If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other securities laws and regulations in connection with any such purchase. The Notes may be defeased in the manner provided in the Senior Indenture.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, the Notes will initially be issued in the form of one or more registered Notes in global form (the "Global Notes"). Each Global Note will be deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary.

     The Company has been advised that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with it. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary Trust Company system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Underwriters with an interest in the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants.

     So long as the Depositary or its nominee is the registered owner of a Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Senior Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes (the "Certificated Notes"), and will not be considered the owners or holders thereof under the Senior Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. The Company understands that under existing practices, if the Company requests any action of Holders or if an owner of a beneficial interest in a Global Note desires to give any notice or take any action a Holder is entitled to give or take under the Senior Indenture, the Depositary would authorize the Participants to give such notice or take such action, and Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

     Payments with respect to the principal of, premium, if any, and interest on, any Note represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Senior Indenture. Under the terms of the Senior Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, or interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of the Depositary. Payments by the Participants and the Indirect

Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the sole responsibility of the Participants or the Indirect Participants.

     Because transactions in any Note which is represented by a Global Note (a "Book-Entry Security") can be effected only through the Depositary, Participants and Indirect Participants, the ability of a beneficial owner of Book-Entry Securities to pledge such Book-Entry Security to persons or entities that do not participate in the Depositary, or otherwise to take action in respect of such Book-Entry Security, may be limited due to the lack of a physical certificate representing such Book-Entry Security. Issuance of the Book-Entry Securities in book-entry form may reduce the liquidity of such Book-Entry Securities in the secondary trading market because investors may be unwilling to purchase Book-Entry Securities for which they cannot obtain physical certificates.

CERTIFICATED NOTES

     If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Senior Indenture or (iii) there shall have occurred and be continuing an Event of Default with respect to a series of Notes, then, upon surrender by the Depositary of the Global Notes, Certificated Notes will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by a Global Note. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto. Certificated Notes may be presented for registration or exchange at the offices of the Company required to be maintained under the Senior Indenture for such purposes.

     Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

     The information in this and the preceding section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable. The Company will have no responsibility for the performance by the Depositary or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

SAME-DAY FUNDS SETTLEMENT AND PAYMENT

     Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. With respect to Notes represented by Certificated Notes, all payments (including principal, premium, if any, and interest) will be made at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York, except that, at the option of the Company, any payments of interest may be made by mailing a check on or before the due date to the address of the person entitled thereto as such address shall appear in the Security Register. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions contained in separate Underwriting Agreements relating to the 2002 Notes and the 2017 Notes (the "Underwriting Agreements"), the Company has agreed to sell to the several Underwriters named below (the "Underwriters"), and the several Underwriters have agreed to purchase from the Company, the principal amounts of 2002 Notes and 2017 Notes set forth opposite their names below:

                                                               PRINCIPAL AMOUNT OF
                        UNDERWRITERS                          6 1/2% NOTES DUE 2002
Donaldson, Lufkin & Jenrette Securities Corporation.........       $ 99,200,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................         99,150,000
J.P. Morgan Securities Inc..................................         99,150,000
Deutsche Morgan Grenfell Inc................................         52,500,000
                                                                   ------------
             Total..........................................       $350,000,000
                                                                   ============

                                                               PRINCIPAL AMOUNT OF
                        UNDERWRITERS                          7 1/8% NOTES DUE 2017
Donaldson, Lufkin & Jenrette Securities Corporation.........       $ 42,500,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................         42,500,000
J.P. Morgan Securities Inc..................................         42,500,000
Deutsche Morgan Grenfell Inc................................         22,500,000
                                                                   ------------
             Total..........................................       $150,000,000
                                                                   ============

     The Underwriting Agreements provide that the obligations of the several Underwriters to purchase and accept delivery of the Notes offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. If any of the Notes are purchased by the Underwriters pursuant to the Underwriting Agreements, all such Notes must be purchased.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Underwriters have advised the Company that they propose initially to offer the 2002 Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers (who may include the Underwriters) at such price, less a concession not in excess of 0.35% of the principal amount of the 2002 Notes. The Underwriters may allow, and such dealers may re-allow, discounts not in excess of 0.25% of the principal amount of the 2002 Notes to any other Underwriter and certain other dealers. After the initial offering, the offering price and other selling terms of the 2002 Notes may be changed by the Underwriters.

     The Underwriters have advised the Company that they propose initially to offer the 2017 Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers (who may include the Underwriters) at such price, less a concession not in excess of 0.50% of the principal amount of the 2017 Notes. The Underwriters may allow, and such dealers may re-allow, discounts not in excess of 0.25% of the principal amount of the 2017 Notes to any other Underwriter and certain other dealers. After the initial offering, the offering price and other selling terms of the 2017 Notes may be changed by the Underwriters.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of any series of the Notes. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. Underwriters may bid for and purchase any series of the Notes in the open market to cover such a syndicate short position. In addition, the Underwriters may bid for and purchase any series of the Notes in the open market to stabilize the price of any series of the Notes. These activities may stabilize or maintain the market price of any series of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

     The Notes will constitute a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange and there can be no assurance that there will be a secondary market for the Notes. From time to time, one or more of the Underwriters may make a market in the Notes; however, at this time no determination has been made as to whether any of the Underwriters will make a market in the Notes. Accordingly, there can be no assurance as to whether an active trading market for any of the Notes will develop or as to the liquidity of any trading market for the Notes.

     In the ordinary course of their respective businesses, certain of the Underwriters and their affiliates have engaged, and in the future may engage, in investment banking and commercial banking services for the Company. Donaldson, Lufkin & Jenrette Securities Corporation was lead manager and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Deutsche Morgan Grenfell Inc. were co-managers in a public offering of senior notes completed in September 1997. Donaldson, Lufkin & Jenrette Securities Corporation served as financial advisor to the Company in connection with its merger with United in August 1997 and was paid customary fees in connection therewith. Donaldson, Lufkin & Jenrette Securities Corporation was lead manager, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Morgan Grenfell Inc. were co-managers in a public offering of USA Waste Common Stock and Convertible Subordinated Notes completed in February 1997. Affiliates of J.P. Morgan Securities Inc. and Deutsche Morgan Grenfell Inc. are lenders under the Credit Facility. An affiliate of J.P. Morgan Securities Inc. serves as the agent under the Credit Facility and receives customary compensation therefor. See "Use of Proceeds."

                                 LEGAL MATTERS

     The validity of the Notes offered hereby will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas and certain legal matters will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois.

PROSPECTUS
                            USA WASTE SERVICES, INC.
                                DEBT SECURITIES
                                  COMMON STOCK
                             ---------------------
     USA Waste Services, Inc. ("USA Waste" or the "Company") may offer and sell from time to time, in one or more series, its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"). The Company may also offer and sell from time to time shares of its common stock, par value $.01 per share (the "Common Stock"). The aggregate initial offering prices of the Debt Securities and the Common Stock offered by the Company hereby (the "Securities") will not exceed $1,500,000,000 or, if applicable, the equivalent thereof in any other currency or currency unit. The Securities will be offered in amounts, at prices and on terms to be determined at the time of sale and set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     If the offering and sale of Securities in respect of which this Prospectus is being delivered includes a series of Debt Securities, then the terms of such series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, ranking as senior or subordinated Debt Securities, maturity, interest rate or rates (or method of determining the same) and time or times of payment of any interest, any terms for optional or mandatory redemption, which may include redemption at the option of holders upon the occurrence of certain events, conversion into Common Stock, or payment of additional amounts or any sinking fund provisions, any covenants or events of default that are in addition to or different from those described herein, any initial public offering price, the proceeds to the Company and any other specific terms in connection with the offering and sale of such series of Debt Securities will be set forth in a Prospectus Supplement. As used herein, Debt Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in an applicable Prospectus Supplement, in any other currency or currency unit, or in amounts determined by reference to an index.

     The Securities may be sold directly by the Company to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement. See "Use of Proceeds."

     Debt Securities may be issued in registered form ("Registered Securities") or bearer form ("Bearer Securities") with or without interest coupons attached, or both. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form. Debt Securities in bearer form are offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

                             ---------------------
     The Common Stock is traded on the New York Stock Exchange under the symbol "UW." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------
     This Prospectus may not be used to consummate sales of the Securities unless accompanied by a Prospectus Supplement.

                THE DATE OF THIS PROSPECTUS IS AUGUST 14, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the Common Stock is listed.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and exhibits thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act (File No. 1-12154) are incorporated by reference in this
Prospectus:

     (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 as amended by its Annual Report on Form 10-K/A (Amendment No.
         1) filed April 30, 1997;

     (b) the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997;

     (c) the Company's Current Reports on Form 8-K filed January 13, 1997, January 24, 1997, February 6, 1997, February 7, 1997, March 27, 1997
         (as amended by its Current Reports on Form 8-K/A filed April 15, 1997, and July 23, 1997) and April 17, 1997;

     (d) the Company's Joint Proxy Statement and Prospectus, which is part of the Company's Registration Statement on Form S-4 (Registration No. 333-31979) filed on July 24, 1997; and

     (e) the description of the Common Stock contained in the Registration Statement on Form 8-A dated July 1, 1993, as amended by Form 8-B dated July 13, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Corporate Secretary, USA Waste Services, Inc., First City Tower, 1001 Fannin Street, Suite 4000, Houston, Texas 77002, telephone number (713) 512-6200.

                                  THE COMPANY

     USA Waste is the third largest integrated non-hazardous solid waste management company in North America, as measured by 1996 revenues, and serves municipal, commercial, industrial and residential customers in 35 states in the United States, Canada, Puerto Rico and Mexico. USA Waste's solid waste management services include collection, transfer and disposal operations and, to a lesser extent, recycling and certain other waste management services. USA Waste owns or operates 121 landfills, 83 transfer stations and 243 collection companies and serves more than two million municipal, commercial, industrial and residential customers. The principal executive offices of USA Waste are located at First City Tower, 1001 Fannin Street, Suite 4000, Houston, Texas 77002 and the telephone number is (713) 512-6200. The "Company" and "USA Waste" refer to USA Waste Services, Inc. and its subsidiaries and predecessors, unless otherwise indicated or the context requires otherwise.

     USA Waste has entered into a definitive merger agreement with United Waste Systems, Inc. ("United"). United is the sixth largest provider of integrated, non-hazardous solid waste management services in the United States, as measured by 1996 revenues. United owns or operates 39 landfills, 80 collection companies and 78 transfer stations, and serves approximately 950,000 customers in 24 states. A Joint Proxy Statement and Prospectus has been distributed to shareholders of both USA Waste and United for their approval of the merger, and the merger is expected to close in August 1997.

                                USE OF PROCEEDS

     Except as may otherwise be described in the Prospectus Supplement relating to an offering of Securities, the net proceeds from the sale of the Securities offered pursuant to this Prospectus and such Prospectus Supplement will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of Securities by the Company to a specific purpose will be determined at the time of such offering and will be described in the related Prospectus Supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods as shown:

                                                                                               THREE MONTHS
                                                YEAR ENDED DECEMBER 31,                           ENDED
                            ----------------------------------------------------------------    MARCH 31,
                              1992          1993          1994          1995          1996         1997
                            --------      --------      --------      --------      --------   ------------
Actual....................   (0.20)x        1.68x         0.73x         2.09x         1.81x        5.11x

     The Company's consolidated ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings are the sum of income (loss) from continuing operations, taxes, and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, whether expensed or capitalized, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case. For the years ended December 31, 1992 and 1994, earnings were insufficient to cover fixed charges as evidenced by a less than one-to-one coverage ratio as shown above. Additional earnings of $78,473,000 and $17,855,000 were necessary for the years ended December 31, 1992 and 1994, respectively, to provide a one-to-one coverage ratio. Nonrecurring costs, as discussed below, caused the less than one-to-one coverage in each of these periods.

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown on a supplemental basis excluding nonrecurring items:

                                                                                                THREE MONTHS
                                                 YEAR ENDED DECEMBER 31,                           ENDED
                             ----------------------------------------------------------------    MARCH 31,
                               1992          1993          1994          1995          1996         1997
                             --------      --------      --------      --------      --------   ------------
Supplemental...............    1.07X         1.81X         2.15X         2.88X         4.36X        5.11X

     Nonrecurring items in 1996 represent merger costs, primarily related to mergers with Sanifill, Inc. in August 1996 and Western Waste Industries ("Western") in May 1996, and unusual items, primarily related to retirement benefits associated with Western's pre-merger retirement plan, estimated future losses related to municipal solid waste contracts in California as a result of the continuing decline in prices of recyclable materials, estimated losses related to the disposition of certain non-core business assets, project reserves related to Mexican operations, and various other terminated projects. Nonrecurring items in 1995 primarily represent merger costs related to the merger with Chambers Development Company, Inc. ("Chambers") in June 1995 and nonrecurring interest related to extension fees and other charges associated with the refinancing of Chambers' pre-merger debt. Nonrecurring items in 1994 primarily represent shareholder litigation costs incurred in connection with a settled class action of consolidated suits on similar claims alleging federal securities law violations against Chambers, certain of its officers and directors, its former auditors, and the underwriters of its securities. Nonrecurring items in 1993 were not material. Nonrecurring items in 1992 primarily represent various restructuring charges and charges to asset reserves by Western and Chambers.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either senior debt of the Company ("Senior Debt Securities") or subordinated debt of the Company ("Subordinated Debt Securities"). Debt Securities may be issued from time to time under one or more indentures, each dated as of a date on or prior to the issuance of the Debt Securities to which it relates. Senior Debt Securities and Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Debt Indenture" and a "Subordinated Debt Indenture"), in each case between the Company and Texas Commerce Bank National Association ("Texas Commerce Bank"), and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Company previously has entered into a Subordinated Indenture dated as of February 1, 1997 with Texas Commerce Bank in the form filed as an exhibit to the Company's Current Report on Form 8-K (file no. 1-12154) filed with the Commission on February 7, 1997. See "Provisions Applicable Solely to Subordinated Debt Securities." The Senior Debt Indenture and the Subordinated Debt Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." Texas Commerce Bank (and any successors thereto as trustees under the respective Indentures) is hereafter referred to as the "Trustee." The following summaries of actual or anticipated provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Section references in parentheses below are to sections in both Indentures unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for certain covenants of the Company and provisions relating to subordination and conversion.

     The Debt Securities may be issued from time to time in one or more series. The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities of all series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement will be described therein.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

     General. The Debt Securities will be unsecured senior or subordinated obligations of the Company and may be issued from time to time in one or more series. The Indentures do not limit the amount of Debt Securities, debentures, notes or other types of indebtedness that may be issued by the Company or any of its subsidiaries nor, other than as may be set forth in any Prospectus Supplement, do they restrict transactions between the Company and its affiliates or the payment of dividends or other distributions by the Company to its stockholders. The rights of the Company's creditors, including holders of Debt Securities, will be limited to the assets of the Company and will not be an obligation of any of its Subsidiaries. In addition, other than as may be set forth in any Prospectus Supplement, the Indentures do not and the Debt Securities will not contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control of the Company or a highly leveraged transaction by the Company.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) the title of the Debt Securities; (ii) classification as either Senior Debt Securities or Subordinated Debt Securities;
(iii) whether the Debt Securities that constitute Subordinated Debt Securities are convertible into Common Stock and, if so, the terms and conditions upon which such conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto in addition to or different from those described herein, the conversion period and other conversion provisions in addition to or in lieu of those described herein; (iv) any limit on the aggregate principal amount of the Debt Securities; (v) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Debt Securities are to be issuable initially in temporary global form and whether any of the Debt Securities are to be in permanent global form; (vi) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (vii) the date or dates on which the Debt Securities will mature; (viii) the rate or rates per annum (or the method by which such will be determined) at which the Debt Securities will bear interest, if any, and the date from which any such interest will accrue; (ix) the Interest Payment Dates on which any such interest on the Debt Securities will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for any interest payable on any Debt Securities which are Registered Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid; (x) any mandatory or optional sinking fund or analogous provisions; (xi) each office or agency where, subject to the terms of the Indentures as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Debt Securities will be payable and each office or agency where, subject to the terms of the Indentures as described below under "Form, Exchange, Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange; (xii) the right, if any, or obligation, if any, of the Company to redeem the Debt Securities at its option and the period or periods, if any, within which and the price or prices at which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption; (xiii) the denominations in which any Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000; (xiv) the currency or currencies (including composite currencies) in which payment of principal of and any premium and interest on the Debt Securities is payable if other than United States dollars; (xv) any index used to determine the amount of payments of principal of and any premium and interest on the Debt Securities; (xvi) information with respect to book-entry procedures, if any; (xvii) any deletions from, modification of or additions to the Events of Default or covenants of the Company with respect to such Debt Securities; and (xviii) any other terms of the Debt Securities not inconsistent with the provisions of the Indentures. (Section 301) Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities.

     Debt Securities may be issued as Original Issue Discount Securities. An Original Issue Discount Security is a Debt Security, including any zero-coupon security, which is issued at a price lower than the amount payable upon the Stated Maturity thereof and which provides that upon redemption or acceleration of the maturity thereof an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms of such Debt Security shall become due and payable. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount, including Original Issue Discount Securities, and special United States tax considerations and other terms and restrictions applicable to any Debt Securities which are issued in bearer form, offered exclusively to United States Aliens or denominated in other than United States dollars, will be set forth in a Prospectus Supplement relating thereto.

     Form, Exchange, Registration and Transfer. Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Securities will have interest coupons attached. (Section 201) The Indentures also provide that Debt Securities of a series may be issuable in temporary or permanent global form. (Section 201)

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date for payment of interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305)

     Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indentures. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Unless otherwise indicated in any Prospectus Supplement, the Company will serve as Security Registrar. (Section
305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are also issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

     Title to any Bearer Securities (including Bearer Securities in permanent global form) and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered holder of any Registered Security as the owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section
308)

     In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the date of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305)

     Replacement of Securities and Coupons. Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security and coupons or evidence of destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306)

     Payment and Paying Agents. Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, in the manner indicated in such Prospectus Supplement. (Section 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section 1001) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed on or before the due date to the address of the Person entitled thereto as such address shall appear in the Security Register. (Sections 307, 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in an applicable Prospectus Supplement, the Company, at its principal executive offices in Houston, Texas, will act as its own Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities and the Company will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Securities) which are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for principal payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 1002)

     All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 1003)

     Global Debt Securities. Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued only in fully registered form and in either temporary or permanent form. (Section 203) Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a global Debt Security may not be transferred except as a whole by the depository for such global Debt Security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee to a successor depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities in the form of one or more global Debt Securities will be described in the Prospectus Supplement relating to such series.

     Satisfaction and Discharge of Indenture. Each Indenture provides that the Company may discharge the Indenture (except as to any surviving rights of registration of transfer or exchange of Debt Securities and any right to receive additional amounts) with respect to all Debt Securities issued under the Indenture, which Debt Securities have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year) by depositing with the Trustee as trust funds an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, on all outstanding Debt Securities when due. (Section 401).

     Defeasance and Discharge. Each Indenture provides that, if the Company so elects by Board Resolution with respect to the Debt Securities of any series issued under such Indenture (other than convertible Subordinated Debt Securities), the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations relating to temporary Debt Securities and exchange of Debt Securities, registration of transfer or exchange of Debt Securities of such series, replacement of stolen, lost or mutilated Debt Securities of such series, maintenance of paying agencies to hold moneys for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of such Indenture and the Debt Securities of such series. (Sections 1302, 1304) Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of such Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 1304) In the event of any such defeasance and discharge of Debt Securities of such series, Holders of such series would be entitled to look only to such trust fund for payment of principal of and any premium and any interest on their Debt Securities until Maturity.

     Covenant Defeasance. Each Indenture also provides that, if the Company so elects by Board Resolution with respect to the Debt Securities of any series issued thereunder, the Company may omit to comply with certain restrictive covenants, including (in the case of the Senior Debt Indenture) the covenants described under "-- Provisions Applicable Solely to Senior Debt
Securities -- Limitation on Liens" and "-- Limitations on Sale and Leaseback Transactions," but excluding (in the case of the Subordinated Debt Indenture) any applicable obligation of the Company respecting the conversion of Debt Securities of such series into Common Stock, and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of such Indenture and the Debt Securities of such series. The obligations of the Company under such Indenture and the Debt Securities of such series other than with respect to such covenants shall remain in full force and effect. (Section 1303) Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred. (Section 1304)

     Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity, in the event the Company exercises its option to omit compliance with the covenants defeased with respect to the Debt Securities of any series as described above, and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, such amount may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. The Company shall in any event remain liable for such payments as provided in the applicable Indenture.

     Federal Income Tax Consequences. Under current United States federal income tax law, defeasance and discharge would likely be treated as a taxable exchange of Debt Securities to be defeased for an interest in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for such Debt Securities and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income the holder's share of the income, gain or loss of the defeasance trust. Under current United States federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such Debt Securities.

     Meetings, Modification and Waiver. Modifications and amendments of either Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) change the Redemption Date with respect to any Debt Security, (c) reduce the principal amount of, or premium or interest on, any Debt Security, (d) change any obligation of the Company to pay additional amounts, (e) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (f) change the coin or currency in which any Debt Security or any premium or interest thereon is payable, (g) change the redemption right of any Holder, (h) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or any conversion right with respect thereto, (i) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults, (j) reduce the requirements contained in such Indenture for quorum or voting, (k) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by such Indenture, (l) adversely affect the right to convert Subordinated Debt Securities, if applicable, or (m) modify any of the above provisions. (Section 902)

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness (as defined below under "-- Provisions Applicable Solely to Subordinated Debt Securities") then outstanding that would be adversely affected thereby. (Section 907 of the Subordinated Debt Indenture)

     The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture under which such series has been issued. (Section 1007 of the Senior Debt Indenture; Section 1008 of the Subordinated Debt Indenture) The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of that series, waive any past default under the applicable Indenture with respect to any Debt Securities of that series, except a default (a) in the payment of principal of, or premium, if any, or any interest on any Debt Security of such series or (b) in respect of a covenant or provision of such Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

     Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of the Holders for quorum purposes, (i) the principal amount of an Original Issue Discount Security that is deemed to be Outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency units will be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the amount determined as provided in (i) above. (Section 101)

     Each Indenture contains provisions for convening meetings of the Holders of a series if Debt Securities of that series are issuable as Bearer Securities. (Section 1401) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in aggregate principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1402) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting (or adjourned meeting at which a quorum is present) may be adopted by the affirmative vote of the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in aggregate principal amount of the Outstanding Securities of a series may be adopted at a meeting (or adjourned meeting duly reconvened at which a quorum is present) by the affirmative vote of the Holders of such specified percentage in aggregate principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of any series duly held in accordance with the applicable Indenture will be binding on all Holders of that series and related coupons. The quorum at any meeting, and at any reconvened meeting, will be Persons holding or representing a majority in aggregate principal amount of the Outstanding Securities of a series. (Section 1404)

     Notices. Except as otherwise provided in an applicable Prospectus Supplement, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in the city of New York and in such other city or cities as may be specified in such Bearer Securities. Notices to Holders of Registered

Securities will be given by first-class mail to the addresses of such Holders as they appear in the Security Register. (Section 106)

     Governing Law. The Indentures, the Debt Securities and coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

     Regarding the Trustee. The Trustee appointed and serving as trustee pursuant to each of the Senior Debt Indenture and the Subordinated Debt Indenture is Texas Commerce Bank.

     Each Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee is permitted to engage in certain other transactions; however, if it acquires any conflicting interest (as described in the Indentures), it must eliminate such conflict or resign. (Section 608)

     The holders of a majority in principal amount of all outstanding Debt Securities of a series (or if more than one series is affected thereby, all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for such series or all such series so affected.

     In case an Event of Default shall occur (and shall not be cured) under any Indenture relating to a series of Debt Securities and is known to the Trustee for such series, such Trustee shall exercise such of the rights and powers vested in it by such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders of Debt Securities unless they shall have offered to such Trustee security and indemnity satisfactory to it.

     Pursuant to the Trust Indenture Act, a trustee under an indenture may be deemed to have a conflicting interest, and may, under certain circumstances set forth in the Trust Indenture Act, be required to resign as trustee under such indenture, if the securities under such indenture are in default (as such term is defined in such indenture) and the trustee is the trustee under another indenture under which any other securities of the same obligor are outstanding, subject to certain exceptions set forth in the Trust Indenture Act. In such event, the obligor must take prompt steps to have a successor trustee appointed in the manner provided in the indenture from which the trustee has resigned. Accordingly, Texas Commerce Bank, as trustee under the Senior Debt Indenture and the Subordinated Debt Indenture, could be required to resign as trustee under one of such Indentures should a default occur under one of such Indentures. In such event, the Company would be required to take prompt steps to have a successor trustee or successor trustees appointed in the manner provided in the applicable Indenture.

     Texas Commerce Bank, as the trustee under the Senior Debt Indenture and the Subordinated Debt Indenture, may be a depositary for funds of, may make loans to and may perform other routine banking services for the Company and certain of its affiliates in the normal course of business.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     General. Senior Debt Securities will be issued under the Senior Debt Indenture, and each series will rank pari passu as to the right of payment of principal and any premium and interest with each other series issued thereunder and will rank senior to all series of Subordinated Debt Securities issued and outstanding and that may be issued from time to time.

     Certain Definitions. For purposes of the following discussion, the following definitions are applicable (Section 1008 and 1009 of the Senior Debt Indenture).

     "Attributable Debt" shall mean, as of any particular time, the present value, discounted at a rate per annum equal to (i) the implied lease rate of or
(ii) if the implied lease rate is not known to the Company, then the weighted average interest rate of all Senior Debt Securities outstanding at the time under the Senior Debt Indenture compounded semi-annually, in either case, of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); the net amount of rent required to be paid for any such period shall be the total amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges; and, in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     The term "Consolidated Net Tangible Assets" shall mean, at any date of determination, the total amount of assets of the Company after deducting therefrom: (i) all the current liabilities (excluding (a) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (b) current maturities of long term debt) and (ii) the value (net of any applicable reserves) of all intangible assets such as excess of cost over net assets of acquired businesses, customer lists, covenants not to compete, licenses, and permits, all as set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries for the Company's most recently completed fiscal quarter, prepared in accordance with United States generally accepted accounting principles.

     "Funded Debt" shall mean any Indebtedness which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than twelve months after the date of the creation of such Indebtedness.

     "Guaranty" shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of the obligor's obligation under any Guaranty shall (subject to any limitation set forth therein) be deemed to be the amount of such other Person's debt, obligation or other liability or the amount of such dividends or other distributions guaranteed.

     "Indebtedness" of any Person shall mean

          (a) all obligations of such Person for borrowed money (including, without limitation, all notes payable and drafts accepted representing extension of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments) or on which interest charges are customarily paid, all as shown on a balance sheet of such Person as of the date at which Indebtedness is to be determined;

          (b) all other items which, in accordance with generally accepted accounting principles, would be included as liabilities on the liability side of a balance sheet of such Person as of the date at which Indebtedness is to be determined; and

          (c) whether or not so included as liabilities in accordance with generally accepted accounting principles,

             (i) all indebtedness (excluding, however, prepaid interest thereon) secured by a Security Interest in property owned or being purchased by such Person (including, without limitation, indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness shall have been assumed by such Person, and

             (ii) all Guaranties of such Person.

     "Principal Property" shall mean any waste processing, waste disposal or resource recovery plant or similar facility located within the United States (other than its territories and possessions and Puerto Rico) or Canada and owned by, or leased to, the Company or any Restricted Subsidiary, except (a) any such plant or facility (i) owned or leased jointly or in common with one or more persons other than the Company and its Restricted Subsidiaries in which the interest of the Company and its Restricted Subsidiaries does not exceed 50%, or
(ii) which the Board of Directors determines in good faith is not of material importance to the total business conducted, or assets owned, by the Company and its Subsidiaries as an entirety, or (b) any portion of such plant or facility which the Board of Directors determines in good faith not to be of material importance to the use or operation thereof.

     "Restricted Subsidiary" shall mean any Subsidiary (other than any Subsidiary of which the Company owns directly or indirectly less than all of the outstanding Voting Stock) (a) principally engaged in, or whose principal assets consist of property used by the Company or any Restricted Subsidiary in, the storage, collection, transfer, interim processing or disposal of waste within the United States of America or Canada, or (b) which the Company shall designate as a Restricted Subsidiary in an Officers' Certificate delivered to the Trustee.

     "Security Instrument" shall mean any security agreement, chattel mortgage, assignment, financing or similar statement or notice, continuation statement, other agreement or instrument, or amendment or supplement to any thereof, providing for, evidencing or perfecting any Security Interest or lien.

     "Security Interest" shall mean any interest in any real or personal property or fixture which secures payment or performance of an obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising under a Security Instrument or as a matter of law, judicial process or otherwise.

     Consolidation, Merger, Sale. The Senior Debt Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (1) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, partnership or trust which shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to the Senior Debt Indenture) on all the Senior Debt Securities and the performance or observance of every other covenant of the Senior Debt Indenture on the part of the Company to be performed or observed; and (2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Senior Debt Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Senior Debt Indenture and the Senior Debt Securities and coupons and may liquidate and dissolve. (Sections 801, 802 of the Senior Debt Indenture)

     Event of Default. Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default is defined under the Senior Debt Indenture with respect to the Senior Debt Securities of any series issued under such Senior Debt Indenture as being one or more of the following events:

          (1) default in the payment of any interest upon any Senior Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

          (2) default in the payment of the principal of (or premium, if any, on) any Senior Debt Security of that series as and when the same becomes due and payable whether at Stated Maturity, by declaration of acceleration, call for redemption or otherwise; or

          (3) default in the deposit of any sinking fund payment, when and as due by the terms of a Senior Debt Security of that series; or

          (4) default in the performance, or breach, of any other covenant or warranty of the Company in the Senior Debt Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in
     Section 501 of the Senior Debt Indenture specifically dealt with or which has expressly been included in the Senior Debt Indenture solely for the benefit of a series of Senior Debt Securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Senior Debt Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Senior Debt Indenture; or

          (5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

          (6) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

          (7) any other Event of Default provided with respect to Senior Debt Securities of that series. (Section 501 of the Senior Debt Indenture)

     If an Event of Default with respect to Senior Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Senior Debt Securities of that series may declare the principal amount (or, if any of the Senior Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Senior Debt Securities as may be specified in the terms thereof) of all of the Senior Debt Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of that series, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if: (1) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Senior Debt Securities of that series, (B) the principal of (and premium, if any, on) any Senior Debt Securities of that series which has become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such Senior Debt Securities, (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Senior Debt Securities, and (D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and
(2) all Events of Default with respect to Senior Debt Securities of that series, other than the non-payment of the principal of Senior Debt Securities of that series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Senior Debt Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section 502 of the Senior Debt Indenture) If the Trustee or any Holder of a Senior Debt Security or coupon has instituted any proceeding to enforce any right or remedy under the Senior Debt Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders of Senior Debt Securities and coupons shall be restored severally and respectively to their former positions under the Senior Debt Indenture and the Senior Debt Securities and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted. (Section 509 of the Senior Debt Indenture)

     The Senior Debt Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603 of the Senior Debt Indenture) No Holder of any Senior Debt Security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the Senior Debt Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Senior Debt Securities of that series; (2) the Holders of not less than 25% in principal amount of the Outstanding Senior Debt Securities of that series shall have been made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Senior Debt Indenture; (3) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of that series. (Section 507 of the Senior Debt Indenture) Notwithstanding any other provisions in the Senior Debt Indenture, the right of any Holder of any Senior Debt Security or coupon to receive payment of the principal of and any premium and any interest on such Senior Debt Security or payment of such coupon on the Stated Maturity or Maturities expressed in such Senior Debt Security or coupon, or to institute suit for the enforcement of any such payment on or after such respective dates shall not be impaired or affected without the consent of such Holder. (Sections 508, 902 of the Senior Debt Indenture)

     The Holders of a majority in principal amount of the Outstanding Senior Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Senior Debt Securities of such series, provided that (1) such direction shall not be in conflict with any rule of law or with the Senior Debt Indenture; (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and (3) the Trustee shall not be obligated to take any action unduly prejudicial to Holders not joining in such direction or involving the Trustee in personal liability. (Section 512 of the Senior Debt Indenture) The Holders of a majority in principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all the Senior Debt Securities of such series waive any past default under the Senior Debt Indenture with respect to the Senior Debt Securities of such series and its consequences, except a default in the payment of the principal of or any premium or interest on any Senior Debt Security of such series or in respect of a covenant or provision of the Senior Debt Indenture which, pursuant to the Senior Debt Indenture, cannot be modified or amended without the consent of the Holder of each Outstanding Senior Debt Security of such series affected. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Senior Debt Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. (Sections 513, 902 of the Senior Debt Indenture)

     If a default occurs under the Senior Debt Indenture with respect to Senior Debt Securities of any series, the Trustee shall give the Holders of Senior Debt Securities of such series notice of such default as and to the extent provided by the Trust Indenture Act; provided, however, that in the case of any default or breach of certain covenants or warranties with respect to Senior Debt Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof (the term "default" for purposes of these provisions being defined as any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Senior Debt Securities of such series). (Section 602 of the Senior Debt Indenture)

     In any case in which Senior Debt Securities are Outstanding that are denominated in more than one currency and the Trustee is directed to make ratable payments under the Senior Debt Indenture to Holders of such Senior Debt Securities, unless otherwise provided with respect to any series of Senior Debt Securities, the Trustee shall calculate the amount of such payments as follows:
(i) as of the day the Trustee collects an amount under the Senior Debt Indenture, the Trustee shall, as to each Holder of a Senior Debt Security to whom an amount is due and payable under the Senior Debt Indenture that is denominated in a foreign currency, determine that amount in Dollars that would be obtained for the amount owing such Holder, using the rate of exchange at which in accordance with normal banking procedures the Trustee could purchase in the City of New York Dollars with such amount owing; (ii) calculate the sum of all Dollar amounts determined under (i) and add thereto any amounts due and payable in Dollars; and (iii) using the individual amounts determined in (i) or any individual amounts due and payable in Dollars, as the case may be, as a numerator, and the sum calculated in (ii) as a denominator, calculate as to each Holder of a Senior Debt Security to whom an amount is owed under the Senior Debt Indenture the fraction of the amount collected under the Senior Debt Indenture payable to such Holder. Any expenses incurred by the Trustee in actually converting amounts owing Holders of Senior Debt Securities denominated in a currency other than that in which any amount is collected under the Senior Debt Indenture shall be likewise (in accordance with the foregoing) borne ratably by all Holders of Senior Debt Securities to whom amounts are payable under the Senior Debt Indenture. (Sections 506, 902 of the Senior Debt Indenture)

     To the fullest extent allowed under applicable law, if for the purpose of obtaining judgment against the Company in any court it is necessary to convert the sum due in respect of the principal of, or premium, if any, or interest on, the Senior Debt Securities of any series (the "Required Currency") into a currency in which a judgment will be rendered (the "Judgment Currency"), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee could purchase in the City of New York the Required Currency with the Judgment Currency on the Business Day in the City of New York next preceding that on which final judgment is given. Neither the Company nor the Trustee shall be liable for any shortfall nor shall either of them benefit from any windfall in payments to Holders of Senior Debt Securities under this provision of the Senior Debt Indenture caused by a change in exchange rates between the time the amount of a judgment against the Company is calculated as above and the time the Trustee converts the Judgment Currency into the Required Currency to make payments under the foregoing provisions of the Senior Debt Indenture to Holders of Senior Debt Securities, but payment of such judgment shall discharge all amounts owed by the Company on the claim or claims underlying such judgment. (Section 506 of the Senior Debt Indenture)

     The Company is required to furnish to the Trustee annually a statement as to the compliance by the Company with all conditions and covenants under the Senior Debt Indenture. (Section 1006)

     Limitation on Liens. Unless provided otherwise in the applicable Prospectus Supplement, the provisions of this covenant shall apply to each series of Senior Debt Securities issued under the Senior Debt Indenture:

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Indebtedness secured by a Security Interest upon any Principal Property of the Company or of a Restricted Subsidiary, whether owned as of the date of this Indenture or hereafter acquired, without making effective provision (and the Company hereby covenants that in any such case it shall make or cause to be made effective provision) whereby the Senior Debt Securities of that series then outstanding and any other Indebtedness of the Company or any Restricted Subsidiary then entitled thereto shall be secured by such Security Interest equally and ratably with (or, in the case of the Senior Debt Securities of that series and if the Company shall so determine, prior to) any and all other Indebtedness of the

Company or any Restricted Subsidiary thereby secured for so long as any such other Indebtedness of the Company or any Restricted Subsidiary shall be so secured; provided, that nothing in the Senior Debt Indenture shall prevent, restrict or apply to Indebtedness secured by:

     (1) (a) Any Security Interest upon property or assets which is created prior to or contemporaneously with, or within 360 days after, (i) in the case of the acquisition of such property or assets, the completion of such acquisition and (ii) in the case of the construction, development or improvement of such property or assets, the later to occur of the completion of such construction, development or improvement or the commencement of operation or use of the property or assets, which Security Interest secures or provides for the payment, financing or refinancing, directly or indirectly, of all or any part of the acquisition cost of such property or assets or the cost of construction, development or improvement thereof; or (b) any Security Interest upon property or assets existing at the time of the acquisition thereof, which Security Interest secures obligations assumed by the Company or any Restricted Subsidiary; or (c) any conditional sales agreement or other title retention agreement with respect to any property or assets acquired by the Company or any Restricted Subsidiary; or (d) any Security Interest existing on the property or assets or shares of stock of a corporation or firm at the time such corporation or firm is merged into or consolidated with the Company or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the property or assets of such corporation or firm as an entirety or substantially as an entirety to the Company or any Restricted Subsidiary or at the time such corporation becomes a Restricted Subsidiary; or (e) any Security Interest existing on the property, assets or shares of stock of any successor which shall have become the Company in accordance with the provisions of the covenant described in "-- Provisions Applicable Solely to Senior Debt Securities -- Consolidation, Merger and Sale of Assets"; provided, in each case, that any such Security Interest described in the foregoing clauses (b), (c), (d) or (e) does not attach to or affect property or assets owned by the Company or any Restricted Subsidiary prior to the event referred to in such clauses; or

     (2) Mechanics', materialmen's, carriers' or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith; or

     (3) Any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license (including, without limitation, any Security Interest arising by reason of one or more letters of credit in connection with any international waste management contract to be performed by the Company or any of its Subsidiaries or their respective affiliates); or

     (4) Security Interests for taxes, assessments or governmental charges or levies not yet delinquent or Security Interests for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith; or

     (5) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed; or

     (6) Landlords' liens on fixtures located on premises leased by the Company or any Restricted Subsidiary in the ordinary course of business; or

     (7) Any Security Interest in favor of any governmental authority in connection with the financing of the cost of construction or acquisition of property; or

     (8) Any Security Interest arising by reason of deposits to qualify the Company or any Restricted Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, laws; or

     (9) Any Security Interest that secures any Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary or by the Company to a Restricted Subsidiary; or

     (10) Any Security Interest incurred in connection with pollution control, sewage or solid waste disposal, industrial revenue or similar financing; or

     (11) Any Security Interest created by any program providing for the financing, sale or other disposition of trade or other receivables qualified as current assets in accordance with United States generally accepted accounting principles entered into by the Company or by any Restricted Subsidiary, provided that such program is on terms comparable for similar transactions, or any document executed by the Company or any Restricted Subsidiary in connection therewith, and provided that such Security Interest is limited to the trade or other receivables in respect of which such program is created or exists and the proceeds thereof; or

     (12) Any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Indebtedness secured by any Security Interest referred to in the foregoing clauses (1) through (11), inclusive, provided that the Security Interest securing such Indebtedness shall be limited to the property or assets which, immediately prior to such extension, renewal or refunding, secured such Indebtedness and additions to such property or assets.

     Notwithstanding the foregoing provisions, the Company or any of its Restricted Subsidiaries may create, incur, assume or suffer to exist any Indebtedness secured by a Security Interest without so securing the Senior Debt Securities of that series if, at the time such Security Interest becomes a Security Interest upon any Principal Property of the Company or such Restricted Subsidiary and after giving effect thereto, the aggregate outstanding principal amount of all Indebtedness of the Company and its Restricted Subsidiaries secured by Security Interests permitted by this sentence (excluding Indebtedness secured by a Security Interest existing as of the date of the Senior Debt Indenture, but including the Attributable Debt in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions which, if the Attributable Debt in respect thereof had been Indebtedness secured by a Security Interest, would have been permitted by clause (1)(a) above, other Sale and Leaseback Transactions the proceeds of which have been applied or committed to be applied in accordance with the covenant described in "-- Provisions Applicable Solely to Senior Debt Securities -- Limitations on Sale and Leaseback Transactions" and other than Sale and Leaseback Transactions between the Company and any Restricted Subsidiary) does not exceed 15% of Consolidated Net Tangible Assets. (Section 1008 of the Senior Debt Indenture)

     (b) If, upon any consolidation or merger of any Restricted Subsidiary with or into any other corporation, or upon any consolidation or merger of any other corporation with or into the Company or any Restricted Subsidiary or upon any sale or conveyance of the Principal Property of any Restricted Subsidiary as an entirety or substantially as an entirety to any other Person, or upon any acquisition by the Company or any Restricted Subsidiary by purchase or otherwise of all or any part of the Principal Property of any other Person, any Principal Property theretofore owned by the Company or such Restricted Subsidiary would thereupon become subject to any Security Interest not permitted by the terms of the foregoing covenant, the Company, prior to such consolidation, merger, sale or conveyance, or acquisition, will, or will cause such Restricted Subsidiary to, secure payment of the principal of and interest, if any, on the Senior Debt Securities of that series (equally and ratably with or prior to any other Indebtedness of the Company or such Restricted Subsidiary then entitled thereto) by a direct lien on all such Principal Property prior to all liens other than any liens theretofore existing thereon by a supplemental indenture or otherwise.

     Limitations on Sale and Leaseback Transactions. Unless provided otherwise in the applicable Prospectus Supplement, the provisions of this covenant shall apply to each series of Senior Debt Securities issued under the Senior Debt
Indenture:

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any Person (other than with any Restricted Subsidiary) providing for the leasing to the Company or any Restricted Subsidiary of any Principal Property owned or hereafter acquired by the Company or such Restricted Subsidiary (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which Principal Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person (a "Sale and Leaseback Transaction") unless (a) the Company or such Restricted Subsidiary would be entitled, pursuant to the covenant described in "-- Provisions Applicable Solely to Senior Debt Securities -- Limitation on Liens," to incur Indebtedness secured by a Security Interest on the property to be leased without equally and ratably securing the Senior Debt Securities of that series, or

(b) the Company shall, and in any such case the Company covenants that it will, within 180 days after the effective date of any such arrangement, apply an amount equal to the fair value (as determined by the Board of Directors) of such property to the redemption of Senior Debt Securities that, by their terms, are subject to redemption, or to the purchase and retirement of Senior Debt Securities, or to the payment or other retirement of funded debt for money borrowed, incurred or assumed by the Company which ranks senior to or pari passu with the Senior Debt Securities of that series or of funded debt for money borrowed, incurred or assumed by any Restricted Subsidiary (other than, in either case, funded debt owed by the Company or any Restricted Subsidiary), or
(c) the Company shall within 180 days after entering into the Sale and Leaseback Transaction, enter into a bona fide commitment or commitments to expend for the acquisition or capital improvement of a Principal Property an amount at least equal to the fair value (as determined by the Board of Directors) of such property. (Section 1009 of the Senior Debt Indenture)

     Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, effect any Sale and Leaseback Transaction that is not acceptable pursuant to clauses (a) through (c), inclusive, of the foregoing covenant, provided that the Attributable Debt associated with such Sale and Leaseback Transaction, together with the aggregate principal amount of outstanding debt secured by Security Interests upon Principal Property not acceptable pursuant to clauses (1) through (12) of the covenant described in "-- Provisions Applicable Solely to Senior Debt Securities -- Limitation on Liens," inclusive, do not exceed 15% of Consolidated Net Tangible Assets. (Section 1009 of the Senior Debt Indenture)

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     Consolidation, Merger, Sale. The Subordinated Debt Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (1) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, partnership or trust, organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to the Subordinated Debt Indenture) on all the Subordinated Debt Securities and the performance or observance of every other covenant of the Subordinated Debt Indenture on the part of the Company to be performed or observed; and (2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Subordinated Debt Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Subordinated Debt Indenture and the Subordinated Debt Securities and coupons and may liquidate and dissolve. (Sections 801, 802 of the Subordinated Debt Indenture)

     Event of Default. Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default is defined under the Subordinated Debt Indenture with respect to the Subordinated Debt Securities of any series issued under such Subordinated Debt Indenture as being one or more of the following events:

          (1) default in the payment of any interest upon any Subordinated Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

          (2) default in the payment of the principal of (or premium, if any, on) any Subordinated Debt Security of that series as and when the same becomes due and payable, whether at Stated Maturity or by declaration of acceleration, call for redemption or otherwise; or

          (3) default in the deposit of any sinking fund payment, when and as due by the terms of a Subordinated Debt Security of that series; or

          (4) default in the performance, or breach, of any other covenant or warranty of the Company in the Subordinated Debt Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in Section 501 of the Subordinated Debt Indenture specifically dealt with or which has expressly been included in the Subordinated Debt Indenture solely for the benefit of a series of Subordinated Debt Securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Subordinated Debt Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Subordinated Debt Indenture; or

          (5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

          (6) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

          (7) any other Event of Default provided with respect to Subordinated Debt Securities of that series. (Section 501 of the Subordinated Debt Indenture)

     If an Event of Default with respect to Subordinated Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Subordinated Debt Securities of that series may declare the principal amount (or, if any of the Subordinated Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Subordinated Debt Securities as may be specified in the terms thereof) of all of the Subordinated Debt Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Subordinated Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of that series, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if: (1) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Subordinated Debt Securities of that series, (B) the principal of (and premium, if any, on) any Subordinated Debt Securities of that series which has become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such Subordinated Debt Securities, (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Subordinated Debt Securities, and (D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (2) all Events of Default with respect to Subordinated Debt Securities of that series, other than the non-payment of the principal of Subordinated Debt Securities of that series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Subordinated Debt Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section 502 of the Subordinated Debt Indenture). If the Trustee or any Holder of a Subordinated Debt Security or coupon has instituted any proceeding to enforce any right or remedy under the Subordinated Debt Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders of Subordinated Debt Securities and coupons shall be restored severally and respectively to their former positions under the Subordinated Debt Indenture and the Subordinated Debt Securities and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted. (Section 509 of the Subordinated Debt Indenture)

     The Subordinated Debt Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603 of the Subordinated Debt Indenture) No Holder of any Subordinated Debt Security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Debt Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Subordinated Debt Securities of that series; (2) the Holders of not less than 25% in principal amount of the Outstanding Subordinated Debt Securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Subordinated Debt Indenture; (3) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of that series. (Section 507 of the Subordinated Debt Indenture) Notwithstanding any other provisions in the Subordinated Debt Indenture, but subject to the subordination provisions of the Subordinated Debt Indenture, the right of any Holder of any Subordinated Debt Security or coupon to receive payment of the principal of and any premium and any interest on such Subordinated Debt Security or payment of such coupon on the Stated Maturity or Maturities expressed in such Subordinated Debt Security or coupon and, if applicable, to convert such Subordinated Debt Security as provided in the conversion provisions of the Subordinated Debt Indenture and to institute suit for the enforcement of any such payment or conversion right shall not be impaired without the consent of such Holder. (Sections 508, 902 of the Subordinated Debt Indenture)

     The Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Subordinated Debt Securities of such series, provided that (1) such direction shall not be in conflict with any rule of law or with the Subordinated Debt Indenture; (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and (3) the Trustee shall not be obligated to take any action unduly prejudicial to Holders not joining in such direction or involving the Trustee in personal liability. (Section 512 of the Subordinated Debt Indenture). The Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of any series may on behalf of the Holders of all the Subordinated Debt Securities of such series waive any past default under the Subordinated Debt Indenture with respect to the Subordinated Debt Securities of such series and its consequences, except a default in the payment of the principal of or any premium or interest on any Subordinated Debt Security of such series or in respect of a covenant or provision of the Subordinated Debt Indenture which, pursuant to the Subordinated Debt Indenture, cannot be modified or amended without the consent of the Holder of each Outstanding Subordinated Debt Security of such series affected. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Subordinated Debt Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. (Sections 902, 513 of the Subordinated Debt Indenture)

     If a default occurs under the Subordinated Debt Indenture with respect to Subordinated Debt Securities of any series, the Trustee shall give the Holders of Subordinated Debt Securities of such series notice of such default as and to the extent provided by the Trust Indenture Act; provided, however, that in the case of any default or breach of certain covenants or warranties with respect to Subordinated Debt Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof (the term "default" for purposes of these provisions being defined as any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Subordinated Debt Securities of such series). (Section 602 of the Subordinated Debt Indenture)

     In any case in which Subordinated Debt Securities are Outstanding that are denominated in more than one currency and the Trustee is directed to make ratable payments under the Subordinated Debt Indenture to Holders of such Subordinated Debt Securities, unless otherwise provided with respect to any series of Subordinated Debt Securities, the Trustee shall calculate the amount of such payments as follows: (i) as of the day the Trustee collects an amount under the Subordinated Debt Indenture, the Trustee shall, as to each Holder of a Subordinated Debt Security to whom an amount is due and payable under the Subordinated Debt Indenture that is denominated in a foreign currency, determine that amount in Dollars that would be obtained for the amount owing such Holder, using the rate of exchange at which in accordance with normal banking procedures the Trustee could purchase in the City of New York Dollars with such amount owing; (ii) calculate the sum of all Dollar amounts determined under (i) and add thereto any amounts due and payable in Dollars; and (iii) using the individual amounts determined in (i) or any individual amounts due and payable in Dollars, as the case may be, as a numerator, and the sum calculated in (ii) as a denominator, calculate as to each Holder of a Subordinated Debt Security to whom an amount is owed under the Subordinated Debt Indenture the fraction of the amount collected under the Subordinated Debt Indenture payable to such Holder. Any expenses incurred by the Trustee in actually converting amounts owing Holders of Subordinated Debt Securities denominated in a currency other than that in which any amount is collected under the Subordinated Debt Indenture shall be likewise (in accordance with the foregoing) borne ratably by all Holders of Subordinated Debt Securities to whom amounts are payable under the Subordinated Debt Indenture. (Section 506 of the Subordinated Debt Indenture)

     To the fullest extent allowed under applicable law, if for the purpose of obtaining judgment against the Company in any court it is necessary to convert the sum due in respect of the principal of, or premium, if any, or interest on, the Subordinated Debt Securities of any series (the "Required Currency") into a currency in which a judgment will be rendered (the "Judgment Currency"), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee could purchase in the City of New York the Required Currency with the Judgment Currency on the Business Day in the City of New York next preceding that on which final judgment is given. Neither the Company nor the Trustee shall be liable for any shortfall nor shall it benefit from any windfall in payments to Holders of Subordinated Debt Securities under the Subordinated Debt Indenture caused by a change in exchange rates between the time the amount of a judgment against the Company is calculated as above and the time the Trustee converts the Judgment Currency into the Required Currency to make payments under the foregoing provisions of the Subordinated Debt Indenture to Holders of Subordinated Debt Securities, but payment of such judgment shall discharge all amounts owed by the Company on the claim or claims underlying such judgment. (Section 506 of the Subordinated Debt Indenture)

     The Company is required to furnish to the Trustee annually a statement as to the compliance by the Company with all conditions and covenants under the Subordinated Debt Indenture. (Section 1007 of the Subordinated Debt Indenture)

     Subordination. The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company should default in the payment of any principal of or premium or interest on any Senior Indebtedness when the same become due and payable, whether at maturity or a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor and subject to certain rights of the Company to dispute such default and subject to proper notification of the Trustee, unless and until such default has been cured or waived or ceases to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal or premium, if any, or interest, if any, on the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Subordinated Debt Securities other than those made in capital stock of the Company (or cash in lieu of fractional shares thereof) pursuant to any conversion right of the Subordinated Debt Securities or otherwise made in capital stock of the Company. (Sections 1601, 1604 and 1605 of the Subordinated Debt Indenture)

     "Senior Indebtedness" is defined in Section 101 of the Subordinated Debt Indenture as Indebtedness (as defined below) of the Company outstanding at any time except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Subordinated Debt Securities, (b) the Subordinated Debt Securities, (c) any Indebtedness of the Company to a wholly-owned Subsidiary of the Company, (d) interest accruing after the filing of a petition initiating certain bankruptcy or insolvency proceedings unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws, (e) obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any Subsidiary of the Company, and (f) trade accounts payable. "Indebtedness" is defined in Section 101 of the Subordinated Debt Indenture as, with respect to any Person, (a) (i) the principal of and interest and premium, if any, on indebtedness for money borrowed of such Person evidenced by bonds, notes, debentures or similar obligations, including any guaranty by such Person of any indebtedness for money borrowed of any other Person, whether any such indebtedness or guaranty is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred, (ii) the principal of and premium and interest, if any, on indebtedness for money borrowed, incurred, assumed or guaranteed by such Person in connection with the acquisition by it or any of its subsidiaries of any other businesses properties or other assets and (iii) lease obligations which such Person capitalizes in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect, (b) any other indebtedness of such Person, including any indebtedness representing the balance deferred and unpaid of the purchase price of any property or interest therein, including any such balance that constitutes a trade account payable, and any guaranty, endorsement or other contingent obligation of such Person in respect of any indebtedness of another, which is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred by such Person and (c) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clause (a) or (b) above.

     If (i) without the consent of the Company a court having jurisdiction shall enter (A) an order for relief with respect to the Company under the United States federal bankruptcy laws, (B) a judgment, order or decree adjudging the Company a bankrupt or insolvent, or (C) an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the United States federal bankruptcy laws or state insolvency laws or (ii) the Company shall institute proceedings for the entry of an order for relief with respect to the Company under the United States federal bankruptcy laws or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under the United States federal bankruptcy laws or any applicable state law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of the Company or of substantially all of its property, or the Company shall make a general assignment for the benefit of creditors as recognized under the United States federal bankruptcy laws, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, may be made to any Holder of Subordinated Debt Securities on account thereof. In such event, any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. If any payment or distribution of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee or any holder of any Subordinated Debt Securities in contravention of any of the terms of the Subordinated Debt Indenture, such payment or distribution will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. In the event of the failure of the Trustee or any holder to endorse or assign any such payment, distribution or security, each Holder of Senior Indebtedness is irrevocably authorized to endorse or assign the same. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Debt Securities, together with the holders of any other obligations of the Company ranking on a parity with the Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of the Company the amounts at that time due and owing on account of unpaid principal of and any premium and interest on the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Debt Securities and such other obligations. (Section 1601 of the Subordinated Debt Indenture)

     The Subordinated Debt Indenture provides that Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the holders of Subordinated Debt Securities of each series shall be subrogated to all rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to such Senior Indebtedness until the indebtedness evidenced by the Subordinated Debt Securities of such series shall have been paid in full, and such payments or distributions received by such Holders, by reason of such subrogation, of cash, securities or other property that otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between the Company and its creditors other than the holders of such Senior Indebtedness, on the one hand, and such Holders, on the other hand, be deemed to be a payment by the Company on account of such Senior Indebtedness, and not on account of the Subordinated Debt Securities of such series. (Section 1601 of the Subordinated Debt Indenture)

     The Prospectus Supplement respecting any series of Subordinated Debt Securities will set forth any subordination provisions applicable to such series in addition to or different from those described above.

     By reason of such subordination, in the event of a liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding involving the Company or an assignment for the benefit of creditors of the Company or any of its Subsidiaries or a marshalling of assets or liabilities of the Company and its Subsidiaries, holders of Senior Indebtedness and holders of other obligations of the Company that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the Subordinated Debt Securities. Such subordination will not prevent the occurrence of any Default or Event of Default or limit the rights of the Trustee or any Holder, subject to the other provisions of the Subordinated Debt Indenture, to pursue any other rights or remedies with respect to the Subordinated Debt Securities.

     Conversion. The Subordinated Debt Indenture may provide for a right of conversion of Subordinated Debt Securities into Common Stock (or cash in lieu thereof). (Sections 301 and 1501 of the Subordinated Debt Indenture). The following provisions will apply to Debt Securities that are convertible Subordinated Debt Securities unless otherwise provided in the applicable Prospectus Supplement for such Debt Securities.

     The holder of any convertible Subordinated Debt Securities will have the right exercisable at any time prior to maturity, unless previously redeemed or otherwise purchased by the Company, to convert such Subordinated Debt Securities into shares of Common Stock at the conversion price or conversion rate set forth in the applicable Prospectus Supplement, subject to adjustment. (Section 1502 of the Subordinated Debt Indenture) The holder of convertible Subordinated Debt Securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof. (Section 1502 of the Subordinated Debt Indenture)

     In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the Subordinated Debt Indenture. Such events include the issuance of shares of Common Stock of the Company as a dividend or distribution on the Common Stock; subdivisions, combinations and reclassifications of the Common Stock; the issuance to all holders of Common Stock of rights or warrants entitling the holders thereof (for a period not exceeding 45 days) to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share of Common Stock (as determined pursuant to the Subordinated Debt Indenture); and the distribution to substantially all holders of Common Stock of evidences of indebtedness, equity securities (including equity interests in the Company's Subsidiaries) other than Common Stock, or other assets (excluding cash dividends paid from surplus) or rights or warrants to subscribe for securities (other than those referred to above). No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. (Section 1504 of the Subordinated Debt Indenture) The Company has been advised by its counsel, Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., that certain adjustments in the conversion price or conversion rate in accordance with the foregoing provisions may result in constructive distributions to either holders of the Subordinated Debt Securities or holders of Common Stock which would be taxable pursuant to Treasury Regulations issued under Section 305 of the Internal Revenue Code of 1986, as amended. The amount of any such taxable constructive distribution would be the fair market value of the Common Stock which is treated as having been constructively received, such value being determined as of the time the adjustment resulting in the constructive distribution is made.

     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Common Stock. (Section 1503 of the Subordinated Debt Indenture) Upon conversion, no adjustments will be made for accrued interest or dividends, and therefore convertible Subordinated Debt Securities surrendered for conversion between an Interest Payment Date and on or prior to the record date pertaining to the subsequent Interest Payment Date will not be considered Outstanding and no interest will be paid on the related Interest Payment Date. Convertible Subordinated Debt Securities (except convertible Subordinated Debt Securities called for redemption on a redemption date during such period) surrendered for conversion during the period between the close of business on any record date for an Interest Payment Date for such convertible Subordinated Debt Security and the opening of business on the related Interest Payment Date shall be considered Outstanding for purposes of payment of interest, and, therefore, must be accompanied by payment of an amount equal to the interest payable thereon on such Interest Payment Date. (Sections 1504 and 1502 of the Subordinated Debt Indenture)

     In the case of any consolidation or merger of the Company (with certain exceptions) or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any Person, each holder of convertible Subordinated Debt Securities, after the consolidation, merger, conveyance, transfer or lease, will have the right to convert such convertible Subordinated Debt Securities only into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon or in connection with such consolidation, merger, conveyance, transfer or lease, if the holder had held the Common Stock issuable upon conversion of such convertible Subordinated Debt Securities immediately prior to such consolidation, merger, conveyance, transfer or lease. (Section 1505 of the Subordinated Debt Indenture)

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is currently authorized to issue 300,000,000 shares of its Common Stock, par value $.01 per share, of which 161,270,883 shares were outstanding on June 27, 1997 and 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), none of which were outstanding on such date.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote per share held of record on each matter submitted to stockholders. Cumulative voting for the election of directors is not permitted, and the holders of a majority of shares voting for the election of directors can elect all members of the Board of Directors.

     Subject to the rights of any holders of Preferred Stock, holders of record of shares of Common Stock are entitled to receive ratably dividends when and if declared by the Board of Directors out of funds legally available therefor. In the event of a voluntary or involuntary winding up or dissolution, liquidation or partial liquidation of the Company, holders of Common Stock are entitled to participate ratably in any distribution of the assets of the Company, subject to any prior rights of holders of any outstanding Preferred Stock.

     Holders of Common Stock have no conversion, redemption or preemptive rights. All outstanding shares of Common Stock are, and the Common Stock to be issued hereunder will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, without further approval of the stockholders, to issue the Preferred Stock in series and with respect to each series, to fix its designations, relative rights (including voting, dividend, conversion, sinking fund and redemption rights), preferences (including with respect to dividends and upon liquidation), privileges and limitations. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights, both of which could adversely affect the voting power of the holders of Common Stock, and dividend or liquidation preferences that would restrict Common Stock dividends or adversely affect the assets available for distribution to holders of shares of Common Stock upon the Company's dissolution.

AUTHORIZED BUT UNISSUED SHARES

     Authorized but unissued shares of Common Stock or Preferred Stock can be reserved for issuance by the Board of Directors from time to time without further stockholder action for proper corporate purposes, including stock dividends or stock splits, raising equity capital and structuring future corporate transactions, including acquisitions.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston EquiServe, Boston, Massachusetts.

DELAWARE ANTI-TAKEOVER LAW

     Section 203 of the DGCL ("Section 203") generally provides that a person who, together with affiliates and associates owns, or within three years did own, at least 15% but less than 85% of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an Interested Stockholder unless
(i) prior to such date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including mergers, asset sales, and other transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

     The provisions of Section 203, combined with the Board of Directors' authority to issue Preferred Stock without further stockholder action, could delay or frustrate a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Restated Certificate of Incorporation, may elect not to be governed by Section 203 which election would be effective 12 months after such adoption. Neither the Company's Restated Certificate of Incorporation nor its Bylaws exclude the Company from the restrictions imposed by Section 203.

                              PLAN OF DISTRIBUTION
GENERAL

     The Company may sell Securities to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from the Company, or purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or the purchasers of Securities, as the case may be, and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Debt Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against or contribution toward certain liabilities, including liabilities under the Securities Act.

DELAYED DELIVERY ARRANGEMENT

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt

Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the approval of the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

                             VALIDITY OF SECURITIES

     The validity of the Offered Securities, as well as certain tax matters in connection therewith, will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas and certain legal matters will be passed upon for any agents, dealers or underwriters by McDermott, Will & Emery, Chicago, Illinois.

                                    EXPERTS

     The consolidated balance sheets of USA Waste as of December 31, 1996 and 1995 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, of USA Waste, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

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

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

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                      PAGE
Prospectus Supplement Summary..........     S-3
Use of Proceeds........................     S-5
Ratios of Earnings to Fixed Charges....     S-5
Description of Notes...................     S-7
Underwriting...........................    S-11
Legal Matters..........................    S-12
PROSPECTUS
Available Information..................       2
Incorporation of Certain Documents by
  Reference............................       2
The Company............................       3
Use of Proceeds........................       3
Ratios of Earnings to Fixed Charges....       3
Description of Debt Securities.........       4
Description of Capital Stock...........      26
Plan of Distribution...................      27
Validity of Securities.................      28
Experts................................      28

======================================================
======================================================

                                  $500,000,000

                                   USA WASTE
                                 SERVICES, INC.
                          6 1/2% SENIOR NOTES DUE 2002

                          7 1/8% SENIOR NOTES DUE 2017
                   ------------------------------------------

                             PROSPECTUS SUPPLEMENT
                   ------------------------------------------

                          DONALDSON, LUFKIN & JENRETTE
              SECURITIES CORPORATION

                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                            DEUTSCHE MORGAN GRENFELL
                               DECEMBER 12, 1997

======================================================